Exhibit 21.1

ECMOHO Limited

List of Significant Subsidiaries

1.	ECMOHO (Hong Kong) Health Technology Limited	Hong Kong
2.	ECMOHO (Hong Kong) Limited	Hong Kong
3.	ECMOHO Co., Ltd.	Japan
4.	ECMOHO Co., Ltd.	Korea
5.	Shanghai ECMOHO Health Biotechnology Co, Ltd.	PRC
6.	Yiling (Shanghai) Information Technology Co., Ltd.	PRC
7.	Import - It Corp.	BVI
8.	Yipinda (Shanghai) Health Technology Co., Ltd.	PRC
9.	Xianggui (Shanghai) Biotechnology Co., Ltd.	PRC
10.	Jianyikang Health Technology (Shanghai) Co., Ltd.	PRC
11.	Shanghai Tonggou Information Technology Co., Ltd.	PRC
12.	Hangzhou Duoduo Supply Chain Management Co., Ltd.	PRC
13.	Shanghai ECMOHO Health Technology Co., Ltd.	PRC
14.	Yijiasancan (Shanghai) E-commerce Co., Ltd.	PRC
15.	Shanghai Yibo Medical Equipment Co., Ltd.	PRC
16.	Yang Infinity (Shanghai) Biotechnology Co., Limited	PRC
17.	Shanghai Hengshoutang Health Technology Co., Ltd.	PRC
18.	Shanghai Jieshi Technology Co., Ltd.	PRC
19.	Shanghai Yuyun Information Technology Co., Ltd.	PRC
20.	Yinchuan Xianggui Internet Hospital Co., Ltd.	PRC
21.	Qinghai Hengshoutang Plateau Medicine Co., Ltd.	PRC